As filed with the Securities and Exchange Commission on May 1, 2012
Registration No. 333-134765
Registration No. 333-140288 Registration No. 333-149569 Registration No. 333-157609 Registration No. 333-165120 Registration No. 333-172589

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT to FORM S-8
REGISTRATION STATEMENT NO. 333-134765

POST-EFFECTIVE AMENDMENT to FORM S-8
REGISTRATION STATEMENT NO. 333-140288

POST-EFFECTIVE AMENDMENT to FORM S-8
REGISTRATION STATEMENT NO. 333-149569

POST-EFFECTIVE AMENDMENT to FORM S-8
REGISTRATION STATEMENT NO. 333-157609

POST-EFFECTIVE AMENDMENT to FORM S-8
REGISTRATION STATEMENT NO. 333-165120

POST-EFFECTIVE AMENDMENT to FORM S-8
REGISTRATION STATEMENT NO. 333-172589

LoopNet, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0463987 (I.R.S. Employer Identification No.)
185 Berry Street, Suite 4000, San Francisco, CA 94107 Tel: (415) 243-4200 (Address of Principal Executive Offices, Including Zip Code)
2001 Stock Option Plan of LoopNet, Inc.,
LoopNet, Inc. 2006 Equity Incentive Plan
(Full Titles of the Plans)

Jonathan Coleman
General Counsel
Costar Group, Inc.
1331 L Street, NW, Washington, DC, 20005
Tel: (202) 346-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
☐	Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement No. 333-134765 registering 3,159,232 shares of LoopNet, Inc. (“LoopNet”) common stock, par value $0.01 per share (“LoopNet Common Stock”), pursuant to outstanding options under the 2001 Stock Option Plan of LoopNet and 7,000,000 Shares of LoopNet Common Stock under the LoopNet 2006 Equity Incentive Plan.

2.	Registration Statement No. 333-140288 registering 1,515,885 shares of LoopNet Common Stock under the LoopNet 2006 Equity Incentive Plan.

3.	Registration Statement No. 333-149569 registering 1,556,332 shares of LoopNet Common Stock under the LoopNet 2006 Equity Incentive Plan.

4.	Registration Statement No. 333-157609 registering 1,371,708 shares of LoopNet Common Stock under the LoopNet 2006 Equity Incentive Plan.

5.	Registration Statement No. 333-165120 registering 1,382,703 shares of LoopNet Common Stock under the LoopNet 2006 Equity Incentive Plan.

6.	Registration Statement No. 333-172589 registering 1,287,353 shares of LoopNet Common Stock under the LoopNet 2006 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 27, 2011, as amended as of May 20, 2011 (“Amendment No. 1 to the Merger Agreement”), among LoopNet, CoStar Group, Inc., a Delaware corporation (“CoStar”), and Lonestar Merger Sub, Inc., a wholly-owned subsidiary of CoStar (“Lonestar”), Lonestar merged with and into LoopNet, with LoopNet surviving the merger and becoming a wholly-owned subsidiary of CoStar (the “Merger”), effective as of April 30, 2012  (the “Effective Time”). The Merger Agreement was filed as Exhibit 2.1 to LoopNet’s Current Report on Form 8-K dated April 28, 2011.  Amendment No. 1 to the Merger Agreement was filed as Exhibit 2.1 to LoopNet’s Current Report on Form 8-K dated May 23, 2011.

At the Effective Time, each outstanding share of LoopNet Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive (i) $16.50 in cash, without interest (the “Cash Consideration”) and (ii) 0.03702 shares of CoStar common stock, par value $0.01 per share (the “Stock Consideration”).

At the Effective Time, each outstanding share of LoopNet’s Series A Convertible Preferred Stock, par value $0.001 per share, was cancelled and converted into the right to receive (a) the product of 148.80952 multiplied by the Cash Consideration and (b) the product of 148.80952 multiplied by the Stock Consideration.

Shares of LoopNet Common Stock will no longer be listed on the NASDAQ Global Select Market.

As a result of the Merger, LoopNet has terminated all offerings of securities pursuant to the Registration Statements. LoopNet hereby terminates the effectiveness of the Registration Statements and removes from registration all shares of LoopNet Common Stock which originally were reserved for issuance under the 2001 Stock Option Plan of LoopNet and the LoopNet 2006 Equity Incentive Plan (including 6,021,047 shares of LoopNet Common Stock, which were originally reserved for issuance under the LoopNet 2006 Equity Incentive Plan), and registered under the Registration Statements, and which remain unsold and unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 1st day of May, 2012.

LOOPNET, INC.

By: /s/ Brian J. Radecki
Name: Brian J. Radecki
Title: Executive Vice President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.